3: AMENDMENT NO

AMENDMENT NO. 1 TO
AGREEMENT AND PLAN OF MERGER
DATED APRIL 8, 2005

        THIS AMENDMENT NO. 1 to Agreement and Plan of Merger is made and entered into this __ day of April, 2005, by and among OSMOTICS PHARMA, INC. a Colorado corporation ("OPI"); ONSOURCE CORPORATION, a Delaware corporation ("ONSOURCE"); and ONSOURCE ACQUISITION CORP., a Colorado corporation which is a wholly-owned subsidiary of ONSOURCE ("Acquisition").

WITNESETH:

        WHEREAS, the parties executed and delivered a certain Agreement and Plan of Merger dated as of April 8, 2005; and

        WHEREAS, the parties desire to modify and amend certain provisions of the Merger Agreement in the particulars herein below set forth.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained the parties agree as follows:

        1.    Section 2.4 of the Merger Agreement is hereby amended to provide that the Closing shall occur in no event later than May 10, 2005.

         2.    Section 4.9 of the Merger Agreement is hereby amended to provide that the Debenture Private Placement shall be in the maximum amount of $2,208,500. The parties acknowledge that the Debenture Private Placement has closed and that debentures and warrants have been sold by ONSOURCE in the aggregate principal amount of $2,208,500.

        3.    Section 5.1 (a) of the Merger Agreement is hereby amended to provide that there are an aggregate of 970,658 shares of ONSOURCE common stock issued and outstanding, and no stock options exercisable to purchase ONSOURCE common stock outstanding, excluding the Excluded Shares..

        4.    Section 5.1(b) of the Merger Agreement is hereby amended in the following particulars:

                Dividend: The first annual payment of the dividend will be declared as of the date of issuance. The first annual dividend shall be paid at such time as OnSource completes an equity financing realizing gross proceeds of at least $5.0 million. The First Dividend Payment shall be in an amount equal to the sum of (i) all dividends accrued and unpaid to the date of payment, plus (ii) a dividend prepayment in an amount equal to all dividends that shall accrue during the twelve month period following the date of payment..

                Conversion: Each share of ONSOURCE preferred stock is convertible into one share of ONSOURCE common stock subject to adjustment under certain circumstances. All outstanding shares of ONSOURCE preferred stock shall automatically convert into shares of ONSOURCE common stock the earlier of (i) the consummation by ONSOURCE of a business combination in which ONSOURCE is not the surviving entity or becomes a subsidiary of another entity as set forth in more detail in Exhibit 5.1(b)(i), or (ii) three years from the date of issue.

        5.    .Section 5.1(c) of the Merger Agreement is hereby amended to delete the clause "and subject to the same terms and conditions as set forth in the outstanding OPI stock options"

        6.    Section 13.1(d) of the Merger Agreement is hereby amended in its entirety to read as follows:

                "(d) By either ONSOURCE, Acquisition, or OPI, if for any reason the parties has failed to close this Agreement, on or before May 10, 2005, provided that neither ONSOURCE, Acquisition nor OPI is then in default thereunder."

        7.    This Amendment may not be construed to amend the Merger Agreement in any way except as expressly set forth herein. The execution and delivery of this Amendment does not constitute and this Amendment may not be construed to constitute a waiver by any party of:

                a.         Any breach of the Merger Agreement by any party, whether or not such breach is now existing or currently known or unknown to the non-breaching party or parties; or

                b.         Any right or remedy arising from or available to a party by reason of a breach of the Merger Agreement by any other party or parties.

        8.    The parties hereby confirm that the Merger Agreement, as amended by this Amendment, is in full force and effect. In the event of any conflict or inconsistency between the provisions of this Amendment and the provisions of the Merger Agreement, the provisions of this Amendment shall control.

        9.    Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in the Merger Agreement.

        IN WITNESS WHEREOF, the parties have signed the Agreement the date and year first above written.

ONSOURCE CORPORATION,
a Delaware corporation

Name:
Title:

ONSOURCE ACQUISITION CORP.,
a Colorado corporation

Name:
Title:

OSMOTICS PHARMA, INC.,
a Colorado corporation

Name:
Title: